Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES SECOND QUARTER 2014 EARNINGS

●	$2.6 million net income, 15% higher than first quarter 2014
●	$0.58 earnings per diluted common share, 16% higher than first quarter 2014
●	Continued improvement in asset quality and growth in loans

Green Bay, Wisconsin, July 15, 2014 – Nicolet Bankshares, Inc. (OTCQB: NCBS) (“Nicolet”) announces second quarter 2014 net income of $2.6 million, and net income available to common shareholders of $0.58 per diluted common share, compared to $2.2 million and $0.50, respectively, for first quarter 2014.  For the six months ended June 30, 2014, net income was $4.8 million, and net income available to common shareholders was $1.08 per diluted common share. At June 30, book value per common share was $20.17, up $1.20 or 6% since December 31, 2013.

A year ago, second quarter net income was $11.5 million, and six-month net income was $12.2 million with common shares earning $3.11 per diluted common share.  These results included a $10.4 million bargain purchase gain, non-recurring merger-based pre-tax expenses of $1.7 million (of which $1.5 million was during second quarter), and two months of operations all related to Mid-Wisconsin Financial Services, Inc., acquired by Nicolet on April 26, 2013.

Between the second and first quarters of 2014, net income was up 15%.  Net interest income was up 5%, mostly due to purchased loans performing above expectation and higher loan volume. Noninterest revenues were down $0.9 million between the linked quarters, with net gains (losses) on asset sales and write-downs accounting for a $1.2 million unfavorable variance, and all other sources combining for a $0.3 million increase, mostly in mortgage income given seasonally improved volume.  On a linked quarter basis, noninterest expenses were down slightly and the provision for loan losses was unchanged.  Second quarter tax expense includes a $0.5 million tax benefit recorded to the deferred tax asset due to the increased ability to utilize net operating losses following the one-year evaluation period related to the acquisition.

Loans grew to $860 million at June 30, 2014, compared to $847 million at December 31, 2013.  Over the same period, nonperforming assets to assets continued to favorably decline from 1.02% at year-end 2013 to 0.74% at June 30, 2014.   Deposits remain strong across Nicolet’s 23 branch network at over $1 billion at June 30, 2014.

In January 2014, Nicolet announced a stock repurchase program authorizing the use of up to $6 million to repurchase up to 350,000 shares of Nicolet common stock from time to time, in the open market, in block trades or in private transactions.  From February 3 through June 30, Nicolet repurchased approximately 124,000 shares, utilizing $2.46 million.

“We are pleased with the solid earnings growth reflected in the second quarter,” said Bob Atwell, Chairman and CEO of Nicolet. “We are benefitting from the steady growth in our core customer base as well as the flow of revenue from the acquisitions made in 2013.  We are focused on execution and remain prepared to pursue strategic opportunities.”

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services.  Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan.  More information can be found at www.nicoletbank.com.

Forward-Looking Statements
 This news release contains forward-looking statements within the meaning of the federal securities law.  Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions.  Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)

	Three Months Ended			Year to Date
	6/30/2014	3/31/2014	6/30/2013	6/30/2014	6/30/2013
Selected Income Statement Data:
(In thousands, except per share data)
Net interest income	$10,496	$9,980	$8,818	$20,476	$14,570
Provision for loan losses	675	675	975	1,350	1,950
Noninterest income	2,880	3,760	13,766	6,640	16,522
Noninterest expense	9,484	9,588	9,586	19,072	15,926
Net income	2,554	2,214	11,457	4,768	12,212
Preferred stock dividends	61	61	305	122	610
Net income available to common shareholders	2,493	2,153	11,152	4,646	11,602
Per Common Share Data:
Net income-basic	$0.59	$0.51	$2.79	$1.10	$3.12
Net income-diluted	$0.58	$0.50	$2.78	$1.08	$3.11

At Period End:	6/30/2014	12/31/2013
(In millions, except per share data)
Total assets	$1,174	$1,199
Loans	860	847
Allowance for loan losses	10	9
Deposits	1,011	1,035
Stockholders’ equity	108	105
Common equity	84	80
Book value/common share	$20.17	$18.97
Tangible book value/common share	$18.88	$17.55
Common shares outstanding (#)	4.147	4.241